Exhibit 10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement (“Amendment No. 3”) is executed and entered into on July 13, 2020, (the “Effective Date”), by and among Ampio Pharmaceuticals, Inc. (the “Company”), and Daniel Stokely (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties executed an Employment Agreement on July 9, 2019 setting forth certain terms of employment between the Parties;

WHEREAS, the Parties executed an amendment to the Employment Agreement on August 20, 2019;

WHEREAS, the Parties executed a second amendment to the Employment Agreement on December 14, 2019;

WHEREAS, as a result of the COVID-19 pandemic, the Executive has been delayed in relocating his residence to Colorado, and the Company wishes to extend certain commuting expense reimbursement in connection with the same; and

WHEREAS, the Parties mutually desire to amend the terms of compensation set forth in Section 3(f) of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations set forth in the Employment Agreement and this Amendment, the Parties hereby agree that Section 3(f) of the Employment Agreement shall be modified as follows:

(f)         The Company shall reimburse Executive for reasonable commuting and corporate-supported housing expenses, up to a maximum of six-thousand U.S. Dollars (US$6,000) per month for up to twelve (12) months (“Commuting Expenses”), as well as for reasonable moving expenses and realtor fees incurred as a result of moving Executive and Executive’s family to a residence in the State of Colorado near the Company (“Relocation Expenses”).  The Commuting Expenses and Relocation Expenses shall be paid to Executive in accordance with the Company’s expense reimbursement policies, if any, and in any event only following presentation of itemized receipts evidencing such expenses and, so long as such receipts have been presented, the Commuting Expenses and Relocation Expenses shall be paid during Executive’s first year of employment.  In addition, the Executive shall be reimbursed for taxes paid by Executive on (i) Commuting Expenses in an amount not to exceed $43,000 and (ii) Relocation Expenses in an amount not to exceed $20,000. However, if Executive’s employment is terminated by Executive for any reason, or by the Company for Cause (as defined below), on or before the date that is twelve (12) months from the Start Date, then the Relocation Expenses shall be repaid in full by Executive to the Company.  Commuting Expenses and Relocation Expenses shall also be repaid by Executive to the Company at a pro-rated amount, as set forth below, if Executive’s employment is terminated by Executive for any reason, or by the Company for Cause, at any time after any date that is twelve (12) months but earlier than eighteen (18) months from the Start Date.

Executive’s Duration of Employment with the Company (Calendar Days Continuously Employed After Start Date)	Percentage of Commuting and Relocation Expenses Executive Must Repay to the Company
0 -244 days	100%
245 - 272 days	75%
273 - 365 days	50%
366 - 547 days	25%

All remaining terms of the Employment Agreement shall remain in full force and effect, and nothing in this Amendment shall alter any other terms therein in any way. Enforcement of this Amendment shall be governed by the terms of the Employment Agreement, and this instrument should be treated as an Appendix thereto.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, and Executive has hereunto set Executive’s hand, all as of the Effective Date specified above.

Ampio Pharmaceuticals, Inc.

By:	/s/ Michael Macaluso
Name: Michael Macaluso
Title: Chief Executive Officer

Date:	July 13, 2020

Executive
/s/ Daniel Stokely
Daniel Stokely

Date:	July 13, 2020